Exhibit 20.1

                                                                          [LOGO]


FOR IMMEDIATE RELEASE

CONTACT:    Hanover Direct, Inc.                 The MWW Group
            Brian C. Harriss                     Jamie Schwartz
            E.V.P & Chief Financial Officer      Rich Tauberman
            Tel: (201) 272-3224                  Tel: (201) 507-9500

              Hanover Direct, Inc. Announces New Board Appointment

WEEHAWKEN, NJ, August 28, 2001 - Hanover Direct, Inc. (AMEX: HNV) today announced the election of Basil P. Regan to the Company's Board of Directors, effective immediately. Mr. Regan, who previously served as a Director of the Company in 2000, fills a vacancy on the Board following the recent resignation of Robert F. Wright.

"We are extremely pleased to announce the election and return of Basil Regan to our Board," stated Tom Shull, President and CEO of Hanover Direct, Inc. "His more than thirty years of experience as an investment and portfolio manager will help guide Hanover Direct during its strategic business realignment. At the same time, the Company and the Board express their deep appreciation and gratitude for Bob Wright's near decade of service to the Company and shareholders."

Regan Partners, L.P. holds approximately 18% of Hanover Direct's common stock.

Basil Regan founded Regan Partners, L.P. in 1989 as a limited partnership that invests primarily in undervalued companies implementing new growth strategies as they realize their true wealth potential. Prior to founding Regan Partners, Mr. Regan held positions at several investment and portfolio management companies. He acted as Vice President and Director of Equity Research at Reliance Group Holdings. He was a partner at PPN Partners, a Portfolio Manager at Steinhardt Partners and a Senior Vice President and Director of Research at The Madison Fund. Mr. Regan earned his B.A. from Colgate University and his M.B.A. from Columbia University.

ABOUT HANOVER DIRECT, INC.

Hanover Direct, Inc. (AMEX: HNV) and its business units provide quality, branded merchandise through a portfolio of catalogs and e-commerce platforms to consumers, as well as a comprehensive range of Internet, e-commerce, and fulfillment services to businesses. Hanover Brands, Inc. is comprised of the Company's catalog and e-commerce web site portfolio of home fashions, apparel and gift brands, including Domestications, The Company Store, Company Kids, Encore, Silhouettes, International Male, Undergear, Scandia Down, and Gump's By Mail. The Company owns Gump's, a retail store based in San Francisco. Each brand can be accessed on the Internet individually by name. erizon, Inc. is comprised of Keystone Internet Services, Inc. (www.keystoneinternet.com), the Company's third party fulfillment operation, and also provides the logistical, IT and fulfillment needs of Hanover Brands, Inc. Information on Hanover Direct, including each of its subsidiaries, can be accessed on the Internet at www.hanoverdirect.com.